Exhibit 99.2

Unaudited Pro Forma Condensed Consolidated Balance Sheets

December 31, 2004

	Transcend Services, Inc. (a)	Medical Dictation, Inc. (b)	adjustments		Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$458,000	$110,000	$(458,000	)(c)	$110,000
Accounts receivable	1,153,000	534,000			1,687,000
Unbilled receivables	0	573,000			573,000
Prepaid expenses and other current assets	170,000	8,000			178,000

Total current assets	1,781,000	1,225,000	(458,000)		2,548,000

Property and equipment:
Computer equipment	2,423,000	412,000			2,835,000
Software	2,503,000	0			2,503,000
Leasehold improvements	0	21,000			21,000
Furniture and fixtures	214,000	7,000			221,000

Total property and equipment	5,140,000	440,000			5,580,000
Accumulated depreciation	(3,477,000)	(202,000)			(3,679,000)

Property and equipment, net	1,663,000	238,000	0		1,901,000

Intangible assets
Goodwill			3,476,000	(c)	3,476,000
Other intangible assets			550,000	(c)	550,000

Intangible assets, net			4,026,000		4,026,000

Other assets	27,000	1,000			28,000

Total assets	3,471,000	1,464,000	3,568,000		8,503,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$79,000	$27,000			$106,000
Accrued compensation and benefits	417,000	220,000			637,000
Other accrued liabilities	246,000	43,000	400,000	(c)	689,000

Total current liabilities	742,000	290,000	400,000		1,432,000

Long term debt:
Promissory note			3,500,000	(c)	3,500,000
Line of credit			542,000	(c)	542,000

Total long-term debt			4,042,000		4,042,000

Stockholders’ equity
Preferred stock	—	—	—		—
Common stock	367,000	0	0	(c)	367,000
Additional paid in capital	27,067,000		300,000	(c)	27,367,000
Retained earnings (deficit)	(24,705,000)	1,174,000	(1,174,000	)(c)	(24,705,000)

Total stockholders’ equity	2,729,000	1,174,000	(874,000)		3,029,000

Total liabilities and stockholders’ equity	3,471,000	1,464,000	3,568,000		8,503,000

The accompanying notes are an integral part of these consolidated financial statements

Unaudited Pro Forma Condensed Consolidated Statements of Income

For the Year Ended December 31, 2004

	Transcend Services, Inc. (a)	Medical Dictation, Inc. (b)	adjustments		Consolidated
Revenue	$15,197,000	$6,427,000	$—		$21,624,000
Direct costs	10,919,000	5,426,000	100,000	(c)	16,445,000

Gross profit	4,278,000	1,001,000	(100,000)		5,179,000

Operating expenses
Marketing and sales	1,077,000	138,000			1,215,000
Research and development	351,000	15,000			366,000
General and administrative	2,551,000	533,000	10,000	(c)	3,094,000

Total operating expenses	3,979,000	686,000	10,000		4,675,000

Income from operations	299,000	315,000	(110,000)		504,000

Interest expense, net	(21,000)	0	(236,000	)(d)	(257,000)

Net income before provision for income taxes	278,000	315,000	(346,000)		247,000

Provision for income taxes	1,000	0	0	(e)	1,000

Net income	$277,000	$315,000	$(346,000)		$246,000

Net income per common share
Basic shares	7,328,000		96,775	(f)	7,424,775
Diluted shares	7,631,000		96,775	(f)	7,727,775

Basic	$0.04				$0.03
Diluted	$0.04				$0.03

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

The unaudited pro forma condensed consolidated financial statements give effect to the purchase of all the common stock of MDI by Transcend Services, Inc. on January 31, 2005 as if it occurred on December 31, 2004 for the balance sheet purposes and on January 1, 2004 for the statement of operations purposes.

A more detailed description of the MDI acquisition may be found under Item 2 of the Current Report on Form 8-K that Transcend filed on February 2, 2005. Effective January 31, 2005, Transcend acquired MDI. The consideration exchanged was $4.8 million, before transaction costs of approximately $400,000.

The unaudited pro forma financial data have been prepared using the purchase method of accounting, whereby the total cost of the acquisition is allocated to tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of the acquisition. For purposes of the unaudited pro forma financial data, those allocations are based upon a purchase price allocation performed by an independent appraiser. The unaudited pro forma financial data do not purport to represent what the combined results of operations or financial position would actually have been if the acquisitions had occurred as described below. The pro forma statements of operations may not be representative of Transcend Services, Inc.’s future results of operations.

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2004 reflects the following adjustments as if they occurred on December 31, 2004.

(a)	Represents the historical balance sheet of Transcend Services, Inc. (“Transcend”) as of December 31, 2004 contained in its Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC on March 10, 2005.

(b)	Represents the audited consolidated balance sheet of Medical Dictation, Inc. (“MDI”) as of December 31, 2004.

(c)	Reflects use of $458,000 in cash, borrowings of $542,000 under Transcend’s line of credit, the issuance of $300,000 worth of Transcend’s common stock, the increase in long-term debt of $3,500,000 and the recording of intangible assets associated with the purchase of MDI. Transaction costs of approximately $400,000 were incurred as a result of the purchase. All borrowings under the Bank of America line of credit are due in April 2006 and currently bear interest at the lender’s prime rate (5.25% at December 31, 2004). This line of credit is secured by Transcend’s accounts receivable. The excess of the purchase price over net tangible assets acquired totaled approximately $4.0 million and was primarily allocated to assembled workforce, customer relationships, noncompete agreements and goodwill. Customer relationships and noncompete agreements will be amortized over five years. Assembled workforce and goodwill, which are indefinite lived assets, will not be amortized but will be tested for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value below their carrying value.

Purchase price paid as:
Cash paid		$458,000
Borrowings on line of credit		542,000
Promissory note		3,500,000
Common stock issued		300,000
Transaction costs		400,000

Total purchase price consideration		$5,200,000
Allocated to:
Adjustments to reflect assets at fair value:
Current assets	$1,225,000
Liabilities	(290,000)
Property, equipment and other non-current assets	239,000
Customer relationships	500,000
Noncompete agreements	50,000

Total allocation before goodwill		1,724,000

Goodwill, including assembled workforce		$3,476,000

The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2004 reflect the following adjustments as if they occurred on January 1, 2004.

(a)	Represents the consolidated statement of operations of Transcend Services, Inc. for the year ended December 31, 2004 contained in its Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC on March 10, 2005.

(b)	Represents the audited statement of operations of Medical Dictation, Inc. for the year ended December 31, 2004.

(c)	Reflects the amortization of the intangible assets recognized upon the acquisition of MDI.

(d)	Reflects the interest expense associated with the borrowings under Transcend’s line of credit and the promissory note of $3.5 million and foregone interest income on the cash used for the acquisition.

(e)	Since Transcend’s taxable income for the year ended December 31, 2004 was primarily offset by available net operating loss carryforwards, no income tax benefit has been recorded for the effect of the decrease in net income attributable to MDI.

(f)	Reflects the shares of Transcend’s common stock issued to the stockholder of MDI in conjunction with Transcend’s purchase of the stock of MDI.